[SILVER, FREEDMAN & TAFF LETTERHEAD]



                                January 14, 1999





Board of Directors
Capitol Federal Savings and Loan Association
700 Kansas Avenue
Topeka, Kansas 66603-3809

       Re: Proposed Reorganization to Mutual Holding Company Structure (the "Reorganization")
                ----------------------------------------------------------------

Board Members:

         In connection with the Reorganization, we render the following opinion of counsel. Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Amended Plan of Reorganization and Stock Issuance Plan adopted August 25, 1998 (the "Plan").

                                      FACTS
                                      -----

         Association is a federally chartered mutual savings and loan association engaged in thrift and thrift related businesses. As a mutual entity, Association does not have any authorized capital stock. Instead, holders of Association deposit accounts have liquidation and voting rights in Association.

         The Board of Directors of Association believes that a mutual holding company structure will provide for increased flexibility in future operations, borrowings and the public or private offering of debt securities. In addition, the mutual holding company form provides a vehicle to acquire additional financial institutions which can maintain their independent and separate existence.

         The Reorganization will be implemented pursuant to the Plan as follows:

          (i) the Association will organize Interim One, an interim federal stock association as a wholly-owned subsidiary;


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January 14, 1999
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          (ii) Interim One will organize  Interim Two, an interim  federal stock association  as a wholly-owned  transitory  subsidiary of Interim
               One;

         (iii) Interim One will also organize the Stock Holding Company as a wholly-owned subsidiary of Interim One;

          (iv) The following events will then occur simultaneously:

               (a) Association will exchange its federal mutual charter for a federal stock savings and loan association charter, thereby converting to a federal stock savings and loan association ("Stock Association");

               (b) Members of Association will constructively receive shares of common stock in Stock Association in exchange for their mutual ownership interests in Association;

               (c) Interim One will cancel its outstanding stock and exchange its federal stock charter for a federal mutual holding company charter, thereby converting to a mutual holding company ("MHC");

               (d) Interim Two will merge with and into Stock Association with Stock Association surviving; in connection with such merger, the shares of Interim Two common stock owned by MHC immediately prior thereto shall be converted into and become shares of Stock Association common stock and the former Members of Association who constructively received the initially issued common stock in Stock Association will be deemed to have transferred all of their stock interest in Stock Association to MHC in exchange for membership/mutual interests in MHC.

               (e) MHC will contribute all of the outstanding shares of common stock of Stock Association to Stock Holding Company.

         (v)  Immediately  after  completion  of the events set forth in subpart
         (iv) above, Stock Holding Company will, subject to and in accordance with the provisions of the Plan, sell up to 49.9% of its Common Stock in the Stock Offering.

         The following assumptions have been made in connection with our opinions relating to the proposed transaction:

          (a) The Reorganization will be implemented in accordance with the Plan.



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January 14, 1999
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          (b) The fair market value of the stock  interest in Stock  Association constructively received by each of the Members of Association will be approximately equal, in each instance, to the fair market value of such Member's equity interest in Association surrendered in the exchange.

          (c) The fair market value of the membership/mutual interest in MHC received by each of the former Members of Association will be approximately equal, in each instance, to the fair market value of such Member's constructive stock interest in Stock Association surrendered in the exchange.

          (d) All holders of savings and deposit accounts in Stock Association, including Depositors of Association who continue their accounts with Stock Association, will have voting and liquidation rights in MHC.

          (e) No cash or property will be given to any Member of Association in lieu of (i) subscription rights to acquire Common Stock of Stock Holding Company in the Subscription Offering or (iii) membership/mutual interests in MHC.

          (f) Stock Association has no plan or intention to issue additional shares of its common stock that would result in Stock Holding Company losing control of Stock Association within the meaning of Section 368(c) of the Code.

          (g) Stock Holding Company has no plan or intention to liquidate Stock Association, merge Stock Association with or into another corporation, sell or otherwise dispose of any outstanding common stock of Stock Association, or cause Stock Association to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim Two, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Stock Association.

          (h) MHC has no plan or intention to liquidate Stock Holding Company or Stock Association, merge Stock Holding Company or Stock Association with or into another corporation, sell or otherwise dispose of any outstanding Common Stock of Stock Holding Company or common stock of Stock Association, or cause Stock Holding Company or Stock Association to sell or otherwise dispose of any of its assets or any of the assets acquired by Stock Association from Interim Two, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Stock Association.

          (i) Except for shares of Common Stock of Stock Holding Company to be issued in the Stock Offering, there is no plan or intention to issue additional shares of common stock of Stock Holding Company, other than shares that may be issued to employees and/or directors of Stock Holding Company and its subsidiaries pursuant to certain stock option and stock incentive plans or that may be issued to employee benefit plans.



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January 14, 1999
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          (j) Interim Two will have no liabilities  assumed by Stock Association
     and  will  not  transfer  to  Stock   Association  any  assets  subject  to
     liabilities in the transaction.

          (k) Following the Reorganization, Stock Association will continue the historic business of Association or use a significant portion of the historic business assets of Association in a business.

          (l) There is no intercorporate indebtedness existing between any of the parties to the Reorganization that was issued, acquired or will be settled at a discount.

          (m) In the Reorganization, membership/mutual interests of Association representing control of Association, as defined in Section 368(c) of the Code, will be exchanged solely for constructive ownership interests (i.e. shares) of Stock Association which interests will be exchanged solely for membership/mutual interests in MHC.

          (n)  None  of  the  parties  to  the   Reorganization   is  under  the
     jurisdiction of a court in a Title 11 or similar case within the meaning of
     Section 368(a)(3)(A) of the Code.

          (o) On the date of the Reorganization, the fair market value of the assets of Association will exceed the sum of its liabilities plus the amount of the liabilities, if any, to which the assets are subject.

          (p)   Depositors   will  pay  the   expenses  of  the   Reorganization
     attributable to them, if any.

          (q) There will be no purchase price advantage to Depositors who purchase Common Stock of Stock Holding Company in the Stock Offering.

          (r) On a per share basis, the purchase price of Stock Holding Company Common Stock will be equal to the fair market value of such stock at the time of the completion of the Stock Offering.

          (s) Association has received or will receive an opinion from RP Financial, Inc. ("Appraiser's Opinion"), which concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Price for unsubscribed shares of Stock Holding Company Common Stock.



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January 14, 1999
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                                     OPINION
                                     -------

         Based solely on the information contained herein, including the assumptions set forth hereinabove, we are of the following opinion:

         (1) The conversion of Association from mutual to stock form (the "Conversion") in the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

         (2) Continuity of ownership interest will be satisfied by the Members of Association constructively exchanging their membership/mutual interests in Association for ownership interests in Stock Association, notwithstanding that such Members will immediately thereafter exchange their constructive ownership interests in Stock Association for membership/mutual interests in MHC.

         (3) No gain or loss will be recognized to Mutual or Stock Association in the Conversion.

         (4) No gain or loss will be recognized by Members on the transfer of their ownership interests in Association solely for a constructive stock interest in the Stock Association followed by an exchange of their constructive stock interests in the Stock Association solely for membership/mutual interests in the MHC. (Code Section 351(a)).

         (5) The exchange of constructive ownership interests in Stock Association by the Members of Association for membership/mutual interests in MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Code. Membership/mutual interests in MHC will be treated as "stock" within the meaning of Section 351(a) of the Code.

         (6) The transfer by MHC of the common stock of Stock Association to Stock Holding Company will constitute a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Code.

         (7) MHC will not recognize any gain or loss upon the transfer of Stock Association common stock to Stock Holding Company (Code Section 351(a)).

         (8) Stock Holding Company will not recognize any gain or loss on its receipt of Stock Association common stock from MHC (Code Section 1032(a)).

         (9) No gain or loss will be recognized by the Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)).

         (10) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Association upon the issuance to them of deposit


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January 14, 1999
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accounts in Stock  Association  in the same dollar amounts and on the same terms and conditions in exchange for their deposit accounts in Association held immediately prior to the Conversion. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

         (11) Depositors of Association will realize gain, if any, upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the subscription rights received. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion and our reliance on such opinion that the subscription rights have no value at the time of distribution or exercise, no gain or loss will be required to be recognized by Depositors of Association upon the receipt or distribution of subscription rights. (Section 1001 of the Code.) See Paulsen
v. Commissioner, 469 U.S. 131,139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by Members of Association upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value; (b) no taxable income will be realized by Depositors of Association as a result of the exercise or lapse of the subscription rights to purchase Stock Holding Company Common Stock at fair market value. Rev. Rul. 56-572, 1956- 2 C.B. 182; and (c) no taxable income will be realized by Association, Stock Association or Stock
Holding Company on the issuance or distribution of subscription rights to Depositors of Association to purchase shares of Stock Holding Company Common Stock at fair market value. (Section 311 of the Code).

         Notwithstanding the Appraiser's Opinion, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company and/or Stock Association may be taxable on the distribution of the subscription rights. (Section 311 of the Code.) In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

         No opinion is expressed as to the tax treatment of the Reorganization under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the Reorganization that are not specifically covered in our opinions hereinabove, including but not limited to, the establishment or funding of the Foundation.



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January 14, 1999
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         We hereby  consent  to the  filing of this  opinion  as an  exhibit  to
Association's regulatory filings and applications seeking approval of the Reorganization from the OTS and to Stock Holding Company's Registration Statement on Form S-1 as filed with the SEC.



                                   Sincerely,

                                              SILVER, FREEDMAN & TAFF, L.L.P.


                                              BY: /s/Barry P. Taff, P.C.
                                                  ------------------------------
                                                  BARRY P. TAFF, P.C., a partner